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                CONSENT OF INDEPENDENT AUDITORS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 22, 2003, relating to the financial statements and financial highlights which appears in the August 31, 2003 Annual Report to Shareholders of Dryden Municipal Series Fund (consisting of Florida Series, New Jersey Money Market Series, New Jersey Series, New York Money Market Series, New York Series and Pennsylvania Series), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Other Service Providers" and "Financial Statements" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
October 31, 2003